Exhibit 10.2

MODIFICATION TO AGREEMENT

The following is a modification to the letter agreement entered into between Glenn K. Murphy (“Executive”) and The Gap, Inc. (“Company”) dated July 25, 2007 related to Executive’s employment as Chief Executive Officer, as amended by letter agreement dated December 1, 2008 (“Letter”).

Paragraph 3(a) shall be modified to read in its entirety:

Salary. Effective from February 1, 2009 through January 30, 2010, your annual salary will be U.S. $1,275,000, payable every two weeks in accordance with the Company’s normal payroll practices. Effective on January 31, 2010, your annual salary will be U.S. $1,500,000, payable every two weeks in accordance with the Company’s normal payroll practices. The Compensation and Management Development Committee of the Board will review your salary at least annually.

Paragraph 4 shall be modified to read in its entirety:

Benefits. During your employment with the Company hereunder, you will be eligible to participate in the Company’s employee benefit plans on terms and conditions generally applicable to other senior executives of the Company.

ACKNOWLEDGED AND AGREED TO THIS 9th DAY OF FEBRUARY 2009

/s/ Glenn Murphy
Glenn Murphy

ACKNOWLEDGED AND AGREED TO THIS 9th DAY OF FEBRUARY, 2009

/s/ Michelle Banks
Michelle Banks Senior Vice President, General Counsel Gap Inc.